Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated February 28, 2025, with respect to the consolidated financial statements of Medline Holdings, LP included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-291112) and related Prospectus of Medline Inc. for the registration of shares of its Class A common stock.

/s/ Ernst & Young LLP

Chicago, Illinois

December 16, 2025